UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF

THE SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): February 18, 2013

SOHU.COM INC.

(Exact name of registrant as specified in its charter)

Delaware	0-30961	98-0204667
(State or other jurisdiction Of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

Level 15, Sohu.com Internet Plaza

No. 1 Unit Zhongguancun East Road, Haidian District

Beijing 100084

People’s Republic of China

(011) 8610-6272-6666

(Address, including zip code, of registrant’s principal executive offices and registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On February 18, 2013, Sohu.com Inc. (“Sohu”) entered into an employment agreement with Ms. Carol Yu, Sohu’s Co-President and Chief Financial Officer, which will take effect on March 8, 2013 following the expiration of her existing agreement. Under the terms of Ms. Yu’s employment agreement, she will be entitled to receive (i) an annual base salary of $420,000, (ii) an annual after-tax housing allowance of $138,000 and will be eligible for an annual discretionary cash bonus as approved by the Board of Directors and (iii) tax equalization of up to 15% of salary and bonus. Ms. Yu will also be eligible to participate in Sohu’s share incentive plans and will receive health, life and disability insurance. If Ms. Yu terminates her employment with Sohu for good reason or if her employment is terminated by Sohu without cause, she will be entitled to receive severance benefits, including (i) her monthly base salary for a period (the “Severance Period”) of the lesser of six months following termination and the remainder of the term of the employment agreement, (ii) health insurance benefits during the Severance Period with the same coverage provided to her prior to termination (e.g., medical, dental, optical, mental health) and in all other material respects comparable to those in place immediately prior to termination; and (iii) payment of the bonus for the remainder of the year of termination, but only to the extent that the bonus would have been earned had she continued in employment through the end of such year. Unless sooner terminated by either Ms. Yu or Sohu, Ms. Yu’s employment agreement will expire on March 7, 2016.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

DATED: February 20, 2013	SOHU.COM INC.

	By:	/S/ CAROL YU
Carol Yu
Co-President and Chief Financial Officer

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